EXHIBIT 10.41

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made on January 5, 2004 by and among IMPCO Technologies, Inc., a Delaware corporation (“IMPCO”) and Brad Garner (“Employee”). Capitalized terms not otherwise defined in this Agreement shall have the meanings specified in Section 5 unless the context otherwise requires.

Section 1.     Employment.

The Company hereby employs Employee to render services to the Company in an executive capacity as the Vice President and Chief Operating Officer of IMPCO.

Employee hereby accepts employment under this Agreement and agrees to devote his best effort and substantially full time, attention and energy to the Company’s business. Employee’s duties shall include all of the duties normally associated with the position of Vice President and Chief Operating Officer and shall include such other activities, responsibilities and duties as may be reasonably assigned from time to time by the Board of Directors. The Company, through the Board of Directors, shall retain full direction and control of the manner, means and methods by which Employee performs the services for which he is employed hereunder, provided that Employee’s duties and responsibilities shall be of substantially the same character as, or equivalent to, those performed by a executive officer.

Section 2.    Compensation.

2.1  Base Salary.    During the Term, IMPCO will pay Employee a minimum base salary of $190,000 per year. The annual base salary will be paid to Employee every two weeks for a total of twenty-six payments annually pursuant to IMPCO’s normal payroll policy, as modified from time to time. The annual base salary will be reviewed subject to annual increases.

2.2  Incentive Compensation.    During the Term, Employee shall be eligible for an annual cash bonus which shall be payable each year within 100 days following the end of the Fiscal Year.

2.3  Benefits.    During the Term, Employee shall be entitled to the following fringe benefits:

(a)    Except as otherwise specified in this Agreement, the fringe benefits that the Company makes generally available to its executive officers, which currently include medical insurance and a Section 401(k) defined contribution employee savings plan and a deferred compensation plan (unqualified);

(b)    A car allowance of $12,000.00 per year, plus reimbursement of fuel, maintenance, registration and other expenses, pro rated on a daily basis for any period of the Term which is less than a full year;

(c)    Four (4) weeks of paid vacation each calendar year, pro rated on a daily basis for any period of the Term, which is less than a full year;

(d)    Ten (10) days of sick leave each calendar year, pro rated on a daily basis for any period of the Term which is less than a full year. Unused sick leave will not be accumulated or carried over nor paid for upon termination of this Agreement.

2.4  Business Expense Reimbursement.    During the Term, the Company will reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in performance of service for the Company under this Agreement (e.g. transportation. Lodging and food expenses incurred while traveling on Company business), all subject to such policies and other requirements as the Company may from time to time establish for its employee generally. Employee shall maintain such records as will enable the Company to deduct such items as business expenses when computing its taxes.

2.5  Withholding. Payment of compensation to Employee will be subject to withholding of such amounts on account of payroll taxes, income taxes and other withholding as may be required by applicable law, rule or regulation of any governmental authority or as consented to by Employee.

Section 3.    Term and Termination Payments.

3.1  Term.    The Term will commence on January 5, 2004, for four (4) consecutive one (1) year periods unless earlier terminated as a result of: (a) Company’s termination of Employee’s employment pursuant to Section 3.2; (b) Employee’s resignation of employment pursuant to Section 3.3.

3.2  Termination by Company.    Company may terminate Employee’s employment with or without cause at any time by giving Employee written notice at least thirty (30) days prior to the effective date of termination; provided, that if such termination of employment is:

(a)    Prior to the expiration of the two year Term, then the Employee shall be paid for the remaining balance of the contract a lump sum payment equal to the annual base salary under Section 2.1 plus the additional cash compensation under Section 2.2 that Employee would have earned, if any, for the remaining months following the effective date of termination of employment, and the benefits provided pursuant to Section 2.4 shall continue for the remaining months of the fiscal year following the effective date of termination of employment; Employee has previously been granted certain incentive stock options and may receive additional incentive stock options by the Company during the term of his employment which will vested according to the Employee Stock Option Incentive Plan under which the options are granted. Upon termination, the Employee shall have the right to exercise his vested options within 30 days of the termination notice. To the extent Employee exercises such vested options that have a strike price less than the NASDAQ market price at time of exercise, Company shall pay to Employee as part of the severance paid to Employee pursuant to this Agreement, the option value received by Company as a consequence of Employee exercising said options; and

(b)    Prior to expiration of the fourth one-year period, the Employee will be paid a lump sum payment for the remaining fourth one-year period or for a six (6) month period, whichever is greatest, as provided under Section 2.1 plus the additional cash compensation under Section 2.2 that Employee would have earned, if any, up to the date of termination with payment to be made within 100 days following the end of the fiscal year, and the benefits provided pursuant to Section 2.4(a) shall continue for the remaining months of the fiscal year following the effective date of termination of employment;

(c)    All of the Employee’s outstanding vested incentive stock options, qualified and non-qualified;

(d)    The Company may, at any time and without notice, terminate the Employee for “cause”. Termination by the Company of the Employee for “cause” shall include but not be limited to termination based on any of the following grounds: (a) failure to perform the duties of the Employee’s position in a satisfactory manner; (b) fraud, misappropriation, embezzlement or acts of similar dishonesty; (c) conviction of a felony involving moral turpitude; (d) illegal use of drugs or excessive use of alcohol in the workplace; (e) intentional and willful misconduct that may subject the Company to criminal or civil liability; (f) breach of the Employee’s duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to the Company; (g) willful disregard of Company policies and procedures; (h) breach of any of the material terms of this Agreement; and (i) insubordination or deliberate refusal to follow the instruction of the CEO and President of IMPCO Technologies, Inc.;

(e)    The Employee’s employment and rights to compensation under this Employment Agreement shall terminate if the Employee is unable to perform the duties of his position due to death or disability lasting more than 90 days, and the Employee’s heirs, beneficiaries, successors, or assignees shall not be entitled to any of the compensation or benefits to which Employee is entitled under this Agreement, except: (a) to the extent specifically provided in this Employment Agreement (b) to the extent required by law; or (c) to the extent that such benefit plans or policies under which Employee is covered provide a benefit to the Employee’s heirs, beneficiaries, successors, or assigns;

3.3.  Termination by Employee.    Employee may resign at any time by giving the Company written notice at least ninety (90) days prior to the effective date of such termination. In the event of termination by Employee, Employee shall not be entitled to any compensation or benefits following the effective date of termination of employment.

Section 4.    Confidentiality.

4.1  Confidentiality Information.    Employee shall not at any time during the period of his employment or thereafter, except as required in the course of his employment with the Company or as authorized in writing by the Board of Directors, directly or indirectly use, disclose, disseminate or reproduce any Confidential Information or use any Confidential Information to compete, directly or indirectly, with the Company. All notes, notebooks, memoranda, computer program and similar repositories of information containing or relating in any way to Confidential Information shall be the property of the Company. All such items made or complied by Employee or made available to Employee during the Term, including all copies thereof, shall be delivered to the Company by Employee upon termination of the Term or at any other time upon request of the Company.

4.2  Other Employment:    Employee shall not accept employment with any direct competitors or potential competitors to IMPCO in a position directly related in whole or in part to the responsibilities of his IMPCO position, or to a position which utilizes information gained from his IMPCO position.

4.3  Proprietary Information of Others.    Employee will not use in the course of Employee’s employment with the Company, or disclose or otherwise make available to the Company, any information, documents or other items which Employee may have received from any prior employer or other person and which Employee is prohibited from so using, disclosing or making available by reason of any contract, court order, law or other obligation by which Employee is bound.

4.4  Equitable Relief.    Employee acknowledges that: the provisions of this Section 4 are essential to the Company; the Company would not enter into this Agreement if it did not include such provisions; the damages sustained by the Company as a result of any breach of such provisions cannot be adequately remedied by damages; and, in addition to any other right or remedy that the Company may have under this Agreement by law or otherwise, the Company will be entitled to injunctive and other equitable relief to prevent or curtail any breach of any such provisions.

4.5  Settlement by Arbitration.    Any claim or controversy that arises out of or relates to this Agreement, or the breach of it, will be settled by good faith negotiations or failing to reach agreement by arbitration in State of California in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court of competent jurisdiction.

Section 5.    Definitions.

Whenever used in this Agreement with initial letters, capitalized, the following terms will have the following meanings:

“Confidential Information” means information not generally known relating to the business of the Company or any third party that is contributed to, developed by, disclosed to, or known to Employee in his course of employment by the Company, including but not limited to customer lists, specifications, data, research, test procedures and results, know-how, services used, computer programs, information regarding past, present and prospective plans and methods of purchasing, accounting, engineering, business, marketing, merchandising, selling and servicing used by the Company.

“Fiscal Year” means the Company’s fiscal year for financial accounting purposes, which is currently a fiscal year ending on December 31st .

“Term” means the period during which Agreement is in effect as provided in Section 3.1.

Section 6.    Miscellaneous.

6.1  Compliance with Laws.    In the performance of this Agreement, each party will comply with all applicable laws, regulations, rules, orders and other requirements of governmental authorities having jurisdiction.

6.2  Nonwaiver.    The failure of any party to insist upon or enforce strict performance by any other of any provision of this Agreement or to exercise any right, remedy or provision of this Agreement will not be interpreted or construed as a waiver or relinquishment to any extent of such party’s right to consent or rely upon the same in that or any other instance; rather the same will be and remain in full force and effect.

6.3  Entire Agreement.    This Agreement constitutes the entire Agreement, and supersedes any and all prior Agreements, between the Company and Employee. No amendment, modification or waiver of any of the provisions of this Agreement will be valid unless set forth in a written instrument signed by the party to be bound thereby.

6.4  Applicable Law and Venue.    This Agreement will be interpreted, construed and enforced in all respects in accordance with the local laws of the State of California and venue for any action out of this Agreement shall be in Los Angeles County, California.

6.5  Survival.    Section 4. Together with all other provisions of this Agreement that may reasonably be interpreted or construed to survive any termination of the Term, shall survive termination of the Term.

6.6  Attorneys’ Fees.    In the event any suit or proceeding is instituted by any party against another arising out of this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and expenses of litigation or arbitration.

6.7  Severability.    If any term, provision, covenant, or condition of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement shall remain in full force and effect.

6.8  Headings.    The headings and captions of this Agreement are provided for convenience only and are not intended to have any effect upon the interpretation or construction or construction of the Agreement.

6.9  Notices.    Any notice, request, consent, or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and personally delivered to Employee or by registered or certified mail to Employee’s residence (as noted in the Company’s records), or if personally delivered to the Company’s Corporate Secretary at the Company’s principal office.

EMPLOYEE	IMPCO TECHNOLOGIES, INC.

/s/ BRAD GARNER	/s/ ROBERT M. STEMMLER

Brad Garner	Robert M. Stemmler
President and CEO